Exhibit 10.28

Loan Agreement

Party A: Haijun Zhao

Party B: Xingtai Zhongding Kirin Real Estate Development Co., Ltd.

Both parties have reached the following agreement through consultation:

1.	Party A lends the amount of RMB 20,000,000 to Party B;

2.	Interest Rate: the rate agreed by both parties is 15.6% per year (1.3% per month);

3.	Loan Term: six months since receiving the loan;

4.	Party B shall pay off the principal and interest in sum at the due date, and shall be liable for the breach of agreement if overdue;

5.
This agreement will be effective as of the execution date; this agreement shall be executed in two originals and each party holds one. This agreement will be terminated as of the due date or right after the duty has been fully performed by both parties;

Party A: Haijun Zhao

Party B: Xingtai Zhongding Kirin Real Estate Development Co., Ltd.

October 8, 2011